Exhibit 10.5

SIGNIFY HEALTH, INC.

STOCKHOLDERS AGREEMENT

AGREEMENT, dated as of [            ], 2021 (“Agreement”) among the parties listed on the signature pages hereto (each, together with his, her or its Permitted Transferees as defined in the Amended and Restated Certificate of Incorporation of Pubco, a “Holder,” and together, the “Holders”) and Signify Health, Inc. (“Pubco”).

WHEREAS, Pubco intends to consummate an initial public offering (the “IPO”) of its Class A Common Stock, par value $0.01 per share (“Class A Common Stock”);

WHEREAS, in connection with the IPO, Pubco will become the managing member of Cure TopCo, LLC (the “Company”) and, pursuant to a reorganization agreement, immediately prior to the IPO, the Holders and certain other holders of equity in the Company will receive new units (the “LLC Units”) in the Company, with the exception of Pubco and its wholly-owned subsidiaries, and an equivalent number of shares of Class B Common Stock, par value $0.01 per share, of Pubco (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”); and

WHEREAS, the Holders desire to effect an agreement that the Holders will have certain designation rights with respect to nominees to the Board of Directors (as defined below) and certain other rights as set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

Stockholder Rights and Restrictions

Section 1.01. Composition of the Board. (a) On and after the date on which the IPO is consummated, New Mountain (as defined below) shall have the right to nominate directors to serve on the Board of Directors. Each director so nominated by New Mountain may be referred to as a “New Mountain Director.” Such nomination rights shall be as follows: (i) so long as the Aggregate New Mountain Ownership (as defined below) continues to be (A) at least 50% of the shares of Common Stock New Mountain owned immediately following the consummation of the IPO, New Mountain shall be entitled to nominate directors representing a majority of the number of directors of the Board of Directors, (B) less than 50% but at least 25% of the shares of Common Stock New Mountain owned immediately following the consummation of the IPO, New Mountain shall be entitled to nominate directors representing at least 25% of the number of directors of the Board of Directors and (C) less than 25% but at least 10% of the shares of Common Stock New Mountain owned immediately following the consummation of the IPO, New Mountain shall be entitled to nominate directors representing at least 10% of the number of directors of the Board of Directors; and (ii) Pubco hereby agrees (A) to include the nominees of New Mountain nominated pursuant to this Section 1.01(a) as the nominees to the Board of Directors on each slate of nominees for election of the Board of Directors included in Pubco’s annual meeting proxy statement (or consent solicitation or similar document), (B) to recommend the election of such nominees to the stockholders of Pubco and (C) without limiting the foregoing, to otherwise use its reasonable best efforts to cause such nominees to be elected to the Board of Directors, including providing at least as high a level of support for the election of such nominees as it provides to any other individual standing for election as a director. For so long as the directors on the Board of Directors are divided into three classes, such New Mountain Directors shall be apportioned among such classes so as to maintain the number of New Mountain Directors in each class as nearly equal as possible. With respect to any person that will be nominated to be a director for the first time at an annual meeting (each person, a “First-Time Director Nominee”) by New Mountain, New Mountain shall nominate its First-Time Director Nominee by (A) delivering to Pubco its written statement at least 90 days prior to the one-year anniversary of the preceding annual meeting nominating such First-Time Director Nominee and (B) setting forth such First-Time Director Nominee’s business address, telephone number, facsimile number and e-mail address; provided, however, that if New Mountain shall fail to deliver such written notice, New Mountain shall be deemed to have nominated the director(s) previously nominated by New Mountain who is/are currently serving on the Board of Directors.

(b) Directors shall serve until their resignation or removal or until their successors are nominated; provided, however, that if the number of directors that New Mountain is entitled to nominate pursuant to Section 1.01(a) is reduced by one or more directors, then New Mountain, shall, to the extent requested by the Stock Exchange Independent Directors (as defined herein), promptly cause such number of directors equal to the number by which the number of directors has been so reduced as aforesaid to resign from service on the Board of Directors.

(c) If any director previously nominated by New Mountain dies or is unwilling or unable to serve as such or is otherwise removed or resigns from office (other than pursuant to the proviso to the first sentence of Section 1.01(c)), then New Mountain shall promptly nominate a successor to such director, in accordance with this Section 1.01; provided, however, that if New Mountain is not entitled to fill such vacant director position(s), then such vacant director position(s) shall be filled by the Board of Directors, upon the recommendation of the Nominating Committee.

Section 1.02. Committees. For so long as New Mountain has the right to designate at least one (1) New Mountain Director pursuant to Section 1.01, New Mountain shall have the right, but not the obligation, to designate the pro rata share of the total number of members of each committee of the Board of Directors that is equal to the proportion that the number of New Mountain Directors bears to the total number of directors then on the Board of Directors; provided that the right of any New Mountain Director to serve on a committee shall be subject to applicable Law and the Company’s obligation to comply with any applicable independence requirements of the Stock Exchange.

Section 1.03 Transfers. No Holder shall sell, transfer or otherwise dispose of Class B Common Stock, except for transfers (i) pursuant to a Disposition Event (as such term is defined in the certificate of incorporation of Pubco) pursuant to Section 8.02(b) of the Third Amended and Restated Limited Liability Company Agreement of the Company; (ii) as approved in writing pursuant to Section 8.02(c) of the Third Amended and Restated Limited Liability Company Agreement of the Company or (iii) to a permitted transferee pursuant to Section 8.02(d) of the Third Amended and Restated Limited Liability Company Agreement of the Company.

Section 1.04. Approval for Certain Corporate Actions. For as long as New Mountain continues to own at least 15% of the issued and outstanding Common Stock, Pubco shall not permit the occurrence of the following matters relating to Pubco or the Company without first receiving the prior written approval of New Mountain:

(a) the liquidation, dissolution or winding up of Pubco or the Company;

(b) (i) the consolidation or merger of Pubco or the Company into or with any other entity, (ii) the sale, lease or other transfer of all or substantially all of the assets of Pubco or the Company to another entity, or (iii) any other business combination transaction with another entity, in each case, where such transaction would result in any “person” or “group” (as such terms are used for purposes of Section 13(d) of the Exchange Act) becoming the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the capital stock of Pubco entitled to vote generally in the election of Pubco’s directors or acquires the power to direct or cause the direction of the management and policies of the Pubco, whether through the ownership of voting securities, by contract or otherwise;

(c) entry into any new line of business or other significant change in the scope or nature of the business or operations of Pubco and its subsidiaries, taken as a whole;

(d) the incurrence by Pubco or the Company of any indebtedness, including the entry into any guarantee in respect of indebtedness, in each case in excess of $10,000,000, other than working capital loans and other similar transactions in the ordinary course of business;

(e) any amendments to credit agreements or other documents representing material indebtedness of Pubco;

(f) the sale, transfer or other disposition of (which for purposes of clarification excludes inventory and other sales in the ordinary course of business) in any transaction or series of related transactions of more than 25% of the fair market value of the consolidated assets of Pubco and its subsidiaries, taken as a whole;

(g) the declaration or payment of dividends on Class A Common Stock, or distributions by the Company on LLC Units other than Tax Distributions as defined in the Third Amended and Restated Limited Liability Company Agreement of the Company;

(h) the creation, issuance or sale (by reclassification, merger, consolidation, reorganization or otherwise) of equity securities, including Common Stock, or any securities convertible into equity securities of Pubco; provided, that the consent of New Mountain shall not be required in connection with the grant or issuance of equity or equity-based awards to employees, officers, directors, consultants or other persons performing services for Pubco or any of its subsidiaries, or in connection with the issuance of Common Stock upon the exercise, conversion or settlement of such awards, pursuant to any equity incentive plans as in existence on the date hereof or that are hereafter adopted by the Board of Directors;

(i) any amendments to the certificate of incorporation or bylaws of Pubco, or to the certificate of formation or operating agreement of the Company;

(j) any increase or decrease in the size of the Board of Directors of Pubco;

(k) any change in Pubco’s independent auditors;

(l) any hiring, termination, or replacement of the Chief Executive Officer or Chief Financial and Administrative Officer of Pubco;

(m) any amendments to employment agreements with the Chief Executive Officer or Chief Financial and Administrative Officer of Pubco;

(n) entry into agreements by Pubco in connection with (i) acquisitions or dispositions in excess of $25,000,000 and (ii) joint ventures or strategic partnerships outside the ordinary course of business;

(o) any action, or adopt any resolution, inconsistent with Section 16 of the certificate of incorporation of Pubco; or

(p) any agreement or commitment with respect to any of the foregoing.

Section 1.05 Information Rights. (a) Pubco shall, and shall cause its subsidiaries to, (a) permit the Holder Entities, at reasonable times and upon reasonable prior notice to Pubco, to review the books and records of Pubco or any of such subsidiaries and upon reasonable request, to discuss the affairs, finances and condition of Pubco or any of such subsidiaries with the officers of Pubco or any such subsidiary and (b) provide the Holder Entities all information of a type, at such times and in such manner as is consistent with Pubco’s past practice of providing information to its stockholders or members, as applicable, or that is otherwise reasonably requested by such Holder Entities from time to time (all such information so furnished pursuant to this Section 1.03, the “Information”). Any Holder Entity (and any party receiving Information from a Holder Entity) who shall receive Information shall maintain the confidentiality of such Information in accordance with Section 1.03(c). Notwithstanding the foregoing, Pubco shall not be required to disclose any Information where disclosure of such Information would constitute a waiver or otherwise result in the loss of privilege so long as Pubco has used commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such Information to the Holder Entities without the waiver or loss of any such privilege.

(b) Pubco shall deliver or cause to be delivered to the Holder Entities, at their request: (i) to the extent otherwise prepared by Pubco, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of Pubco and its subsidiaries and (ii) to the extent otherwise prepared by Pubco, such other reports and information as may be reasonably requested by the Holder Entities; provided, however, that Pubco shall not be required to disclose any Information where disclosure of such Information would constitute a waiver or otherwise result in the loss of privilege so long as Pubco has used commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to the Holder Entities without the waiver or loss of any such privilege.

(c) Each Holder agrees that it will, and will cause its designated representatives to, keep strictly confidential and not disclose any Confidential Information; provided, however, that such Holder may disclose Confidential Information to the other Holders and to (i) its Affiliates and its Affiliates’ attorneys, accountants, consultants, insurers, and financing sources, and, in the case of New Mountain, each New Mountain Director; in connection with such Holder’s investment in Pubco, (ii) any Person, including a prospective direct purchaser of Common Stock or LLC Units, as long as such Person has agreed in writing to maintain the confidentiality of such Confidential Information and, in the case of such a prospective direct purchaser Pubco has been provided reasonable prior written notice of such proposed purchase (including the identity of the proposed purchaser), (iii) any of such Holder’s or its respective Affiliates’ partners, members, stockholders, directors, officers, employees or agents in the ordinary course of business to the extent such information is required to be provided or is customarily provided to such Person (the Persons referenced in clauses (i), (ii) and (iii), a Holder’s “designated representatives”) or (iv) as Pubco may otherwise consent in writing; provided, however, notwithstanding the foregoing, in the case of any Confidential Information that is specifically identified as competitively sensitive by Pubco (subject to good faith consultation with the Holder), the Holder shall not, and shall cause its applicable designated representatives not to, without prior consultation in good faith with Pubco, disclose any such information to any Person other than the Holder’s Affiliates and the Holder’s and its Affiliates’ attorneys and accountants or, if required under the Holder’s contractual obligations on a need-to-know basis, such Holder’s other designated representatives set forth in clauses (i) and (iii) above; provided, further, however, that each Holder agrees to be responsible for any breaches of this Section 1.03(c) by the Holder Entities and such Holder’s designated representatives.

(d) Each party hereto acknowledges and agrees that New Mountain Directors may, subject to applicable Law, share any information concerning Pubco and its subsidiaries received by them from or on behalf of Pubco or its designated representatives with New Mountain and its designated representatives, subject to New Mountain’s obligation to, and to cause its designated representatives to, maintain the confidentiality of Confidential Information in accordance with Section 1.03(c) (including with respect to competitively sensitive information as provided in, and in accordance with, the proviso relating thereto in Section 1.03(c)); provided, however, that New Mountain agrees to be responsible for any breaches of this Section 1.03(d) by New Mountain, its Affiliates and its designated representatives.

ARTICLE 2

Representations and Warranties of the Holders

Section 2.01. Corporation Authorization. Each Holder that is not a natural person represents and warrants to each of the other Holders and Pubco that such Holder is validly organized and existing under the laws of its state of organization and has all requisite power and authority to execute and deliver this Agreement, to perform fully its obligations hereunder and to consummate the transactions contemplated hereby, and that this Agreement constitutes the valid and binding agreement of such Holder.

Section 2.02. Non-Contravention. Each Holder represents and warrants to each of the other Holders and Pubco that the execution, delivery and performance by such Holder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) if such Holder is not a natural person, contravene or conflict with, or constitute a violation of, any articles or certificate of incorporation or formation, bylaws, operating agreement, or comparable organizational documents of such Holder; (ii) contravene or conflict with, or constitute a violation of, any material applicable law or any material agreement, or order binding on such Holder; or (iii) result in the imposition of any Lien (as defined below) on any asset of such Holder.

Section 2.03. Ownership of Shares of Common Stock. Each Holder represents and warrants to each of the other Holders and Pubco that such Holder is the record and beneficial owner of all of the shares of Common Stock owned by them on the date hereof, and that the shares of Common Stock owned by them on the date hereof are owned free of any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever (collectively, “Liens”) and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the shares of Common Stock), other than transfer restrictions under applicable securities laws, Pubco’s Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws. None of the shares of Common Stock is subject to any voting trust or other agreement or arrangement with respect to the voting of such shares of Common Stock.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PUBCO

Pubco represents and warrants to each Holder that:

Section 3.01. Corporation Authorization. Pubco is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement, to perform fully its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized by all necessary corporate and other action by Pubco and constitutes a legal, valid and binding obligation and agreement of Pubco.

Section 3.02. Non-Contravention. The execution, delivery and performance by Pubco of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene or conflict with, or constitute a violation of, any provision of the Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, or any other organizational documents of Pubco; (ii) contravene or conflict with, or constitute a violation of, any material applicable law or any material agreement or order binding on Pubco; or (iii) result in the imposition of any Lien on any asset of Pubco.

ARTICLE 4

MISCELLANEOUS

Section 4.01. Other Definitional and Interpretative Provisions. Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person (as defined below) include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

Section 4.02. Additional Definitions.

(a) “Aggregate New Mountain Ownership” means the total number of shares of Common Stock owned, in the aggregate and without duplication, by New Mountain as of the date of such calculation.

(b) “Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof.

(c) “Board of Directors” means the Board of Directors of Pubco.

(d) “Confidential Information” means any information (including Information) concerning Pubco or its subsidiaries (including the Company) that was or is furnished by or on behalf of Pubco or any of its subsidiaries (including the Company) or their designated representatives to a Holder or its designated representatives pursuant to this Agreement (including pursuant to Section 1.03(a), Section 1.03(b) or Section 1.03(d)) or otherwise in the Holder Entities’ capacity as equityholders or members in Pubco or its subsidiaries (including the Company), together with any notes, analyses, reports, models, compilations, studies, documents, records or extracts thereof containing, based upon or derived from such information, in whole or in part; provided, however, that Confidential Information does not include information: (i) that is or has become publicly available other than as a result of a disclosure by a Holder or its designated representatives in violation of this Agreement or any prior contractual obligation existing between Pubco or its subsidiaries, on the one hand, and the Holder Entities, in their capacity as equityholders in or members of Pubco or its subsidiaries, on the other hand; (ii) that was already known to a Holder or its designated representatives or was in the possession of a Holder or its designated representatives prior to it being furnished by or on behalf of Pubco or any of its subsidiaries (including the Company) or their designated representatives; (iii) that is received by a Holder or its designated representatives from a source other than Pubco or any of its subsidiaries (including the Company) or their designated representatives, provided that the source of such information was not known by such Holder or designated representative to be bound by a confidentiality agreement with, or other contractual obligation of confidentiality to, Pubco or any of its subsidiaries (including the Company); (iv) that was independently developed or acquired by a Holder or its designated representatives or on its or their behalf without the violation of the terms of this Agreement; or (v) that a Holder or its designated representatives is required, in the good faith determination (based on advice of counsel, which need not be outside counsel) of such Holder or designated representative, to disclose by applicable Law, provided that in such a case the Holder shall promptly notify (in writing) Pubco of such disclosure (to the extent permitted by Law) and shall take reasonable steps to minimize the extent of any such required disclosure (including reasonably cooperating with Pubco, at Pubco’s expense, in securing a protective order in the event of compulsory disclosure), provided further that no such steps to notify Pubco or minimize disclosure shall be required where disclosure is made (A) in response to a request by a regulatory or self-regulatory authority or (B) in connection with a routine audit or examination by a bank examiner or bank or tax auditor, in the cases of each of the clauses (A) and (B), where such request or audit or examination does not specifically target Pubco, its subsidiaries or this Agreement.

(e) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

(f) “Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

(g) “Holder Entity” or “Holder Entities” means any holder, their Affiliates and their respective successors and assigns.

(h) “Law” means any statute, law, regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority.

(i) “Organization” means any corporation, partnership, joint venture or enterprise, limited liability company, unincorporated association, trust, estate, governmental entity or other entity or organization, and shall include the successor (by merger or otherwise) of any entity or organization.

(j) “Person” means any natural person or Organization.

(k) “New Mountain” means New Mountain Partners V, L.P. and its Affiliates.

(l) “Stock Exchange” means the New York Stock Exchange or other national securities exchange or interdealer quotation system on which the Class A Common Stock is at any time listed or quoted.

(m) “Stock Exchange Independent Director” means a director who qualifies, as of the date of such director’s election or appointment to the Board of Directors (or any committee thereof) and as of any date on which the determination is being made, as an “Independent Director” under the applicable rules of the Stock Exchange, as determined by the Board of Directors.

(n) “Total Assets” of any Person means the consolidated total assets of such Person and its subsidiaries, as determined in accordance with U.S. generally accepted accounting principles, as shown on such Person’s most recent balance sheet.

Section 4.03. Further Assurances. Each party to this Agreement, at any time and from time to time upon the reasonable request of another party to this Agreement, shall promptly execute and deliver, or cause to be executed and delivered, all such further instruments and take all such further actions as may be reasonably necessary or appropriate to confirm or carry out the purposes and intent of this Agreement.

Section 4.04. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 4.05. Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, other than a transfer to (i) in the case of any Holder that is not a natural person, any Person that is an affiliate of such Holder, and (ii) in the case of any Holder that is a natural person, (A) any Person to whom Class B Common Stock are Transferred from such Holder (1) by will or the laws of descent and distribution or (2) by gift without consideration of any kind; provided that, in the case of clause (2), such transferee is the spouse, the lineal descendant, sibling, parent, heir, executor, administrator, testamentary trustee, legatee or beneficiary of such Holder, (B) a trust that is for the exclusive benefit of such Holder or its permitted transferees under (A) above or (C) any institution qualified as tax-exempt under Section 501(c)(3) of the Code.

Section 4.06. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 4.07. Consent to Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Delaware Chancery Court, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

Section 4.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.09. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 4.10. Counterparts. This Agreement may be executed (including by facsimile transmission or other electronic signature of this Agreement signed by such party (via PDF, TIFF, JPEG or the like)) with counterpart pages or in one or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement, it being understood that both parties need not sign the same counterpart.

Section 4.11. Entire Agreement. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes all prior and contemporaneous agreements and understanding, both oral and written, among the parties hereto with respect to the subject matter hereof

Section 4.12. Amendments; Waiver. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective.

Section 4.13. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity. Accordingly, it also is agreed that each of Pubco and the Holders shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

Section 4.14. IPO Closing; Termination. This Agreement will automatically terminate and be of no force and effect if the closing of the IPO does not occur within twelve months from the date of this Agreement. This agreement will automatically terminate and be of no force and effect when the Aggregate New Mountain Ownership is less than 10%.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SIGNIFY HEALTH, INC.

By:
Name:
Title:

New Mountain Partners V, L.P.

By:
Name:
Title:

[Signature Page to the Stockholders Agreement]